Exhibit 99.2

SELECTED CONSOLIDATED FINANCIAL DATA

STATEMENT OF OPERATIONS

	Year ended December 31, 2007	Year ended December 31, 2006
Total Revenue	$2,906,072	$—
Cost of goods sold	682,000	—
Gross profit	2,224,072	—

Expenses
Salaries and benefits	1,249,025	928,872
Non-cash stock compensation	2,014,209	1,977,985
Legal fees	642,264	367,499
Other professional fees	252,051	177,348
Marfa Public Radio contribution	379,009	473,068
Travel and entertainment	134,792	161,403
General and administrative	173,012	198,122
Depreciation and amortization	26,011	20,468
Total expenses	4,870,373	4,304,765
Operating loss	(2,646,301)	(4,304,765)
Interest and other income	73,847	244,946
Interest expense	(106,845)	(97,379)
Net loss	(2,679,299)	(4,157,198)
Net loss attributable to non-controlling interest	21,555	(128,397)
Consolidated net loss	$(2,657,744)	$(4,028,801)

BALANCE SHEET DATA:

	December 31, 2007	December 31, 2006
Cash, cash equivalents and time deposits	$1,229,958	$3,795,518
Current assets	2,237,177	4,470,117
Total assets	8,996,940	9,377,973
Current liabilities	313,772	268,571
Total liabilities	1,315,094	1,224,733
Stockholders’ equity	7,681,846	8,153,240

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with the section “Selected Financial Data” and the financial statements and related notes included elsewhere in this prospectus.

The information contained below may be subject to risk factors.  We urge you to review carefully the section “Risk Factors” in this prospectus for a more complete discussion of the risks associated with an investment in our securities.  See “Forward-Looking Statements” and “Risk Factors” above.

Overview

Our primary business activities include the purchase, development and resale of direct and indirect interests in the rights to construct FM radio broadcast facilities, or construction permits, granted by the Federal Communications Commission, or FCC. We have entered into option agreements to purchase 25 FM construction permits in California, Arizona, New Mexico, Texas, Oklahoma, Iowa, Illinois, Mississippi and Georgia and one broadcast license in California. Our acquisition strategy is focused on acquiring interests in FM radio construction permits for frequencies granted to smaller communities located near larger metropolitan areas, and which we believe can be developed in a manner that will increase coverage to include that larger metropolitan area. We believe that the larger population coverage resulting from such development will result in a significant increase in the value of the permits.

We intend to acquire additional FM construction permits through direct or indirect participation in future FCC permit auctions. We also expect to seek non-auction acquisition opportunities, such as purchasing small market radio stations from others who have received the construction permits from the FCC but who may be unable to realize the value of the permit because of inadequate financing, inability to complete construction or other factors. We undertake to technically modify the authorized power and transmitter location of a particular construction permit to provide increased signal coverage over larger markets. We expect to will then resell our interest in the radio station. We may sell a radio station, or assign or terminate for a fee its rights to purchase the construction permit relating to a radio station, at any point during the permitting, construction or operation process, depending on when we believe we will generate the greatest return. As a result, we may operate radio stations we develop or purchase for a period of time, but do not expect to generate significant revenue or profit from station operations in the near term. However, we are exploring a long-term business model that we expect will provide a predictable, recurring revenue stream while minimizing the risk, expense and income fluctuation typically associated with day-to-day radio station operation and may retain some of the radio stations acquired to implement this business model.

Through Matinee Productions Corporation, or MPC, a wholly-owned subsidiary, we have invested in a full length, independently produced film and have invested in a documentary film. We may also explore opportunities to expand into print media or the film or music industries through additional direct investment, joint ventures or other relationships. However, we do not expect these types of investments to become a significant portion of our overall business.

Basis of Presentation, Critical Accounting Policies and Estimates

Basis of Presentation

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and on various assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates and assumptions are routinely evaluated. Actual results may differ from these estimates.

We came out of the development stage with significant revenues in the fourth quarter of fiscal year 2007.

Principles of Consolidation

The consolidated financial statements for the year ended December 31, 2007 and 2006, include the results of Matinee Media and its wholly-owned subsidiary, MPC.  The consolidated financial statements also include results of Matinee Radio, LLC and Ace Radio Corporation, including its wholly-owned subsidiary Able Radio Corporation, each considered a variable interest entity, as defined under Financial Accounting Standards Board (FASB) Interpretation No. 46.  MPC consolidates a majority owned Enough Investments LLC, which consolidates Ya Basta LLC, a 50% owned entity.  All significant inter-company accounts and transactions have been eliminated in consolidation.

Results of Operations

For the year ended December 31, 2007 and 2006

Revenue.  For the year ended December 31, 2007 we realized revenues of $2.9 million from Ace Radio’s sale of its license granted by the FCC to Cazadero, California on November 15, 2007. We did not realize revenue during the year ended December 31, 2006.

Cost of goods sold.  For the year ended December 31, 2007 cost of goods sold were approximately $682,000, which consists primarily of the cost of the license, construction and legal costs incurred to build-out the station related to the license we sold.

Gross profit.  For the year ended December 31, 2007 we realized gross profits of $2.2 million on the sale of the license granted by the FCC to Cazadero, California.

Operating Expenses.  For the years ended December 31, 2007 and 2006 our total operating expenses were approximately $4.9 million and $4.3 million, respectively. These amounts consist of compensation of approximately $3.3 million and $2.9 million, respectively, including: approximately $2.0 and $2.0 million, respectively, related to non-cash compensation expense of stock options under FAS123R; approximately $894,000 and $545,000, respectively, of professional fees, including approximately $642,000 and $367,000, respectively, in legal fees primarily related to our failed merger with USFR, including the subsequent lawsuit filed against USFR, of approximately $413,000 and $117,000, respectively; contributions of approximately $379,000 and $473,000, respectively, to Marfa Public Radio, a non-profit public radio station serving far-west Texas; and general and administrative expenses, such as leased office space and equipment, travel and entertainment, and depreciation and amortization.

Other Income(Expenses).  For the years ended December 31, 2007 and 2006 other income (expenses) totaled approximately ($33,000) and $148,000, respectively. Other income (expense) consists of interest income on cash and cash equivalents of $74,000 and $245,000, respectively, offset by interest expense on notes payable of $107,000 and $97,000 for the same periods. The decrease in other income relates to the reduction in cash and cash equivalents for operating and capital needs, the conversion of notes to common stock in April 2006, and non-cash interest expense for the re-pricing of warrants in connection with a short-term loan.

Liquidity and Capital Resources.

Our principal source of liquidity has been funds from an April 2006 equity transaction in which we raised approximately $11.2 million, including approximately $2.5 million from the issuance of bridge notes in 2005, which converted into common stock and warrants in that transaction.  On August 6, 2007, we entered into an arrangement with Robert Walker, our President and Chief Executive Officer, and his spouse, under which we could borrow up to $500,000 under a line of credit to cover any additional operating expenses and capital needs required over the near to mid term. We borrowed $198,000 under that line of credit. In addition, on September 26, 2007, we entered into an arrangement with JMG Capital Partners, LP, a shareholder, under which we borrowed $350,000.

On November 15, 2007, Ace Radio sold its license granted by the FCC for Cazadero, California. The license was sold for $2,600,000 in cash and a $300,000 promissory note. We used the proceeds from the transaction to repay the loan from JMG Capital Partners and the line of credit from Robert Walker and his spouse. We will use the balance of the proceeds for future operating and general and administrative expenses.

As of December 31, 2007 we had cash and cash equivalents of approximately $1.3 million and notes receivable of approximately $767,000.  On January 4, 2008, we received $432,000 from Marfa Public Radio under one such note.

Plan of Operation for the Next Twelve Months.

Our primary business activities include the purchase, development and resale of direct and indirect interests in the rights to construct FM radio broadcast facilities, or construction permits, and broadcast licenses granted by the FCC. On November 15, 2007, Ace Radio sold its license granted by the FCC for Cazadero, California. The license was sold for $2,600,000 in cash and a $300,000 promissory note. Matinee Media receive a fee from Ace Radio equal to $2,070,000, the difference between the purchase price and the option price at which Matinee Media could purchase the broadcast facilities, in exchange for its agreement to terminate the option agreement. This transaction illustrates the ability of Matinee Media to realize revenue from its interests in broadcast facilities. Hence, we believe that we will be able to generate sufficient cash flow from our core business activities to meet operating and capital needs for the next twelve months.  Robert Walker has agreed to provide or cause another entity to provide up to $1.0 million of additional financing, if the timing of sales and cash requirements necessitates the need.

Off-Balance Sheet Arrangements.

In connection the security agreement we entered into in November 2006, we pledged a security interest all of our option agreements to purchase, subsequent to prior FCC approval, construction permits or license to USFR’s lenders, as additional collateral for USFR’s $28.0 million in promissory notes, the proceeds of which were used by USFR to acquire KTBU-TV in Houston, Texas. The security interests in our option agreements are subordinate to all other USFR assets, including KTBU-TV, which has an appraised value of approximately $46.5 million; USFR’s publication division, which has an appraised value of approximately $10.0 million, and USFR’s television network, America One. We have demanded that the USFR lenders relinquish their security interests in our option agreements due to the fact that in February 2007 USFR terminated all merger discussions with us and, therefore, we received no benefit from the loans to USFR. In conjunction with the lawsuit filed by us against USFR and its lenders, we intend to continue to pursue the release of the security interests in our option agreements and to obtain a reasonable compensation for our efforts in connection with USFR’s acquisition of KTBU-TV. Due to the significant value of assets held by USFR, even if we cannot obtain a release of the security interests, we do not expect that the security agreement will have a material adverse effect on our ongoing business.